Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

ExactTarget, Inc.:

The audits referred to in our report dated February 22, 2012 (except for the “Common Stock Split” sections of Note 1 and Note 11, as to which the date is March 21, 2012), included the related financial statement schedule as of December 31, 2011, and for each of the years in the three-year period ended December 31, 2011, included in the registration statement. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana

September 6, 2012